EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 10, 2014 , with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of TASER International, Inc. on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of TASER International, Inc. on Forms S-8 (File No. 333-190442, effective August 7, 2013; File No. 333-190441, effective August 7, 2013; File No. 333-125455, effective June 2, 2005; File No. 333-89434, effective May 31, 2002).

/s/ GRANT THORNTON LLP

Phoenix, AZ
March 10, 2014